As filed with the Securities and Exchange Commission on May 19, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUICKLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware		77-0188504
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
2220 Lundy Avenue, San Jose, CA 95131-1816
(Address of Principal Executive Offices, including zip code)

QUICKLOGIC CORPORATION 2019 STOCK PLAN

(Full title of the plan)

Brian Faith, Chief Executive Officer

QuickLogic Corporation

2220 Lundy Avenue, San Jose, California 95131

(Name and address of agent for service)

(408) 990-4010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

QuickLogic Corporation, a Delaware corporation (the “Registrant”) is filing this Registration Statement to register an additional 900,000 shares of its common stock, par value $0.001 per share (“Common Stock”), that may be issued under the Registrant’s 2019 Stock Plan, as amended (the “2019 Stock Plan”). The Registrant’s stockholders approved increasing the reservation of aforementioned additional shares under the 2019 Stock Plan at Registrant’s Annual Meeting of Stockholders on May 11, 2022.

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same benefit plan is effective pursuant to the amendments to the 2019 Stock Plan. The Registrant previously registered shares of its Common Stock for issuance under the 2019 Stock Plan under Registration Statements on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on May 19, 2021 (File No. 333-256300),  April 28, 2020 (File No. 333-237879), May 29, 2019 (File No. 333-231806), November 11, 2015 (File No. 333-208060), May 7, 2009 (File No. 333-159498), March 23, 2005 (File No. 333-123515), December 27, 2001 (File No. 333-76022), April 17, 2000 (File No. 333-34902), April 17, 2000 (File No. 333-34900), April 17, 2000 (File No. 333-34898), and on Form S-3 March 15, 2019 (File No. 333-230352). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above with respect to the shares of common stock registered under the 2019 Stock Plan, except to the extent supplemented or amended or superseded by the information set forth or incorporated herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022, filed by the Registrant with the SEC on March 22, 2022, which contains the Registrant's audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the Registrant's Current Report on Form 8-K, filed with the SEC on May 17, 2022 (to the extent such report is filed, not furnished).
(c)	the Registrant's Quarterly Report on Form 10-Q for the quarter ended April 3, 2022, filed by the Registrant with the SEC on May 18, 2022.
(d)	the description of the Registrant’s common stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022, filed by the Registrant with the SEC on March 29, 2022, together with any amendment or report filed with the SEC for the purpose of updating such description.
(e)	QuickLogic Corporation 2019 Stock Plan as amended May 10, 2022, contained in Exhibit 10.1 to the Registrant's Form 8-K filed by the Registrant with the SEC on May 17, 2022.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Exhibit 5.1 attached herein.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Registrant’s Fourth Amended and Restated Certificate of Incorporation, includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s restated certificate of incorporation and its amended and restated bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee, or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

	Exhibit No.	Description
	4.1	Fourth Amended and Restated Certificate of Incorporation of Registrant (1).
	4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Registrant (2).
	4.3	Amended and Restated Bylaws of Registrant (3).
	4.4	Specimen Common Stock Certificate of the Company (4).
*	5.1	Opinion of DLA Piper LLP (US).
*	23.1	Consent of Independent Registered Public Accounting Firm – Moss Adams LLP.
	23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 above).
*	24.1	Power of Attorney (included on the signature page).
*	107.1	Filing Fee Table

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Form 8-K (Item 3.1) as filed with the Commission on April 28, 2017.
(2)	Incorporated by reference to the Registrant’s Form 8-K (Item 3.2) as filed with the Commission on December 24, 2019.
(3)	Incorporated by reference to the Registrant’s Form 8-K (Item 3.2) as filed with the Commission on May 2, 2005.
(4)	Incorporated by reference to Amendment No. 6 to the Registrant's Form S-1 as filed with the Commission on October 12, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, QuickLogic Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, May 19, 2022.

QUICKLOGIC CORPORATION

By:	/s/ Brian C. Faith
Brian C. Faith
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian C. Faith and Elias Nader and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to any and all amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN C. FAITH	President and Chief Executive Officer; Director	May 19, 2022
Brian C. Faith	(Principal Executive Officer)

/s/ ELIAS NADER	Chief Financial Officer and Senior Vice-President, Finance	May 19, 2022
Elias Nader	(Principal Financial Officer)

/s/ MICHAEL R. FARESE	Chairman of the Board	May 19, 2022
Michael R. Farese

/s/ JOYCE KIM	Director	May 19, 2022
Joyce Kim

/s/ RADHIKA KRISHNAN	Director	May 19, 2022
Radhika Krishnan

/s/ ANDREW J. PEASE	Director	May 19, 2022
Andrew J. Pease

/s/ DANIEL A. RABINOVITSJ	Director	May 19, 2022
Daniel A. Rabinovitsj

/s/ CHRISTINE RUSSELL	Director	May 19, 2022
Christine Russell

/s/ GARY H. TAUSS	Director	May 19, 2022
Gary H. Tauss